Exhibit 99.1

Rogers Corporation Reports Fourth Quarter 2017 and Full Year Results

Full year 2017 highlights, versus full year 2016:

  Net sales of $821.0 million, up 25.1%
  Gross margin of 38.8%, up 79 basis points
  Earnings of $4.34 per diluted share; adjusted earnings of $5.76 per diluted share

Fourth quarter 2017 highlights, versus fourth quarter 2016:

  Record net sales of $209.0 million, up 20.8%
  Gross margin of 36.1%, down 252 basis points
  Earnings of $0.37 per diluted share; adjusted earnings of $1.36 per diluted share

CHANDLER, Ariz.--(BUSINESS WIRE)--February 27, 2018--Rogers Corporation (NYSE:ROG) today announced financial results for the 2017 full year and fourth quarter.

Full year 2017

The company reported 2017 net sales of $821.0 million. Net sales for the full year 2016 were $656.3 million. Net sales during 2017 were unfavorably impacted by $1.0 million as a result of currency fluctuations, including a weaker Renminbi partially offset by a stronger Euro.

Earnings for full year 2017 were $4.34 per diluted share, compared to $2.65 per diluted share for full year 2016. On an adjusted basis, earnings were $5.76 per diluted share, compared to $3.72 for full year 2016.

Full year 2017 net income was $80.5 million, compared to $48.3 million for full year 2016. Adjusted EBITDA was $189.7 million for full year 2017, versus $130.1 million for full year 2016.

Gross margin was 38.8% in 2017, compared to 38.0% in 2016. Operating margin was 15.9% for full year 2017, compared to 12.8% in the full year of 2016. Adjusted operating margin was 18.5% in the full year of 2017, compared to 15.2% in the full year of 2016.

Fourth quarter 2017

The Company reported 2017 fourth quarter net sales of $209.0 million, which were within the Company's previously announced guidance of $200 to $210 million, compared to 2016 fourth quarter net sales of $173.0 million. Currency exchange rates favorably impacted 2017 fourth quarter net sales by $4.5 million due to strengthening in the Euro and Renminbi.

Earnings for the 2017 fourth quarter were $0.37 per diluted share, compared to $0.65 per diluted share in the fourth quarter of 2016. Earnings per diluted share were below the Company's guidance range of $1.18 to $1.28. On an adjusted basis, earnings were $1.36 per diluted share, compared to adjusted earnings of $0.94 per diluted share in the fourth quarter of 2016. Adjusted earnings were within the Company's guidance of $1.35 to $1.45 per diluted share.

Fourth quarter 2017 net income was $7.0 million, compared to $11.9 million in the fourth quarter of 2016. Adjusted EBITDA was $38.1 million for the fourth quarter of 2017, compared to $32.7 million reported in the fourth quarter of 2016.

Gross margin was 36.1% in the fourth quarter of 2017, compared to 38.6% in the fourth quarter of 2016. Operating margin was 9.1% in the fourth quarter of 2017, compared to 10.3% in the fourth quarter of 2016. Adjusted operating margin was 13.2% in the fourth quarter of 2017, compared to 14.8% in the fourth quarter of 2016.

"In 2017, Rogers set full-year performance records for both revenue and profitability, successfully achieving strong growth across all of our business segments,” stated Bruce D. Hoechner, Rogers' President and CEO. “Our robust revenue growth continued in Q4, although we did have temporary operating challenges during the quarter that are being addressed. We are optimistic about the outlook for 2018 given Rogers' strong leadership position in our core markets and our ability to execute."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2017 fourth quarter net sales of $75.5 million, a 5.3% increase compared to 2016 fourth quarter net sales of $71.7 million. The increase in 2017 fourth quarter net sales was largely driven by growth in high frequency circuit materials for automotive advanced driver assistance systems (ADAS) and portable electronics, partially offset by lower demand for wireless 4G LTE applications. Fourth quarter 2017 net sales were favorably impacted by $0.7 million due to fluctuations in currency exchange rates.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2017 fourth quarter net sales of $76.0 million, a 34.0% increase compared to 2016 fourth quarter net sales of $56.7 million. The 2017 fourth quarter included a $13.5 million increase in net sales from recent acquisitions. On an organic basis, EMS net sales increased $5.9 million, or 10.4%, on higher demand across all segments, with particularly strong growth in portable electronics and automotive applications including electric and hybrid electric vehicles. Fluctuations in currency exchange rates favorably impacted net sales by $0.8 million in the 2017 fourth quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2017 fourth quarter net sales of $52.0 million, a 33.4% increase compared to 2016 fourth quarter net sales of $39.0 million. The 2017 fourth quarter increase was due to broad based demand across markets, including renewable energy, electric and hybrid electric vehicles, variable frequency motor drives and laser diode coolers. Fourth quarter 2017 net sales were favorably impacted by $3.2 million due to fluctuations in currency exchange rates.

Other
Other reported 2017 fourth quarter net sales of $5.5 million, down $0.1 million compared to the fourth quarter of 2016 sales of $5.6 million.

Balance sheet and other highlights

Cash position
Rogers ended the fourth quarter of 2017 with cash and cash equivalents of $181.2 million, a decrease of $46.6 million from $227.8 million at December 31, 2016. The primary drivers of the lower cash balance were debt and long-term lease payments of approximately $110.7 million in 2017, and an acquisition completed in the first quarter of 2017 for approximately $60.2 million, partially offset by net cash provided from operating activities of $139.0 million.

Cash flow
Net cash provided from operating activities was $139.0 million in 2017, an increase compared to $117.0 million in 2016. The increase in net cash provided by operating activities was driven by higher 2017 net income partially offset by an increase in working capital due to growth. Capital spending was $27.2 million in 2017, an increase compared to $18.1 million in 2016.

Effective tax rate
Rogers' effective tax rate for 2017 was 39.5%, including the impact of tax reform in the United States (U.S. Tax Reform), compared to 41.3% in 2016. The 2017 rate decrease was primarily due to lower foreign tax impact on remitted and unremitted foreign earnings and profits, equity compensation excess tax deductions recognized in 2017 and increased international tax rate benefits due to earnings mix. This was substantially offset by our provisional estimate of the impact of U.S. Tax Reform, a decrease in reversal of reserves associated with uncertain tax positions and a change in valuation allowance associated with deferred tax assets that are capital in nature. Excluding the impact of U.S. Tax Reform, our effective tax rate for 2017 was 29.2%.

Financial outlook
Rogers guides its 2018 first quarter net sales to a range of $208 to $218 million. Rogers guides its 2018 first quarter earnings to a range of $1.15 to $1.30 per diluted share. Adjusted earnings are guided to a range of $1.30 to $1.45 per diluted share.

Rogers is in the process of reviewing the full impact of U.S. Tax Reform and the impact it will have on the Company's ongoing tax rate. Currently, based on the information available and analysis performed to date, Rogers guides its 2018 first quarter normalized effective tax rate to be approximately 28-30%.

For the full year 2018, Rogers expects capital expenditures to be in a range of $50 to $60 million.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including internet connectivity, clean energy, and safety and protection, as well as specific market and industry trends within these growth drivers; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2017 fourth quarter and full year results will be held today on Tuesday February 27, 2018 at 5 pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929 Toll-free in the United States
1-973-935-8524 Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from February 27, 2018 at approximately 8 pm ET through March 6, 2018 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 9698817.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET February 27, 2018.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended		Year Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$209,008	$173,000	$821,043	$656,314
Cost of sales	133,517	106,151	502,468	406,829
Gross margin	75,491	66,849	318,575	249,485
Selling, general and administrative expenses	47,664	40,599	160,011	136,317
Research and development expenses	8,035	7,666	29,547	28,582
Restructuring and asset impairment charges	800	734	3,567	734
Gain on sale of long-lived assets	—	—	(5,329)	—
Operating income	18,992	17,850	130,779	83,852
Equity income in unconsolidated joint ventures	1,539	1,926	4,898	4,146
Other income (expense), net	1,252	(2,108)	3,379	(1,788)
Interest expense, net	(1,297)	(883)	(6,131)	(3,930)
Income before income tax expense	20,486	16,785	132,925	82,280

Income tax expense	13,487	4,872	52,466	33,997
Net income	$6,999	$11,913	$80,459	$48,283

Basic earnings per share	$0.38	$0.66	$4.43	$2.68

Diluted earnings per share	$0.37	$0.65	$4.34	$2.65

Shares used in computing:
Basic earnings per share	18,239	17,994	18,154	17,991
Diluted earnings per share	18,682	18,242	18,547	18,223

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$181,159	$227,767
Accounts receivable, less allowance for doubtful accounts of $1,525 and $1,952	140,562	119,604
Inventories	112,557	91,130
Prepaid income taxes	3,087	3,020
Asbestos-related insurance receivables	5,682	7,099
Assets held for sale	896	871
Other current assets	10,580	8,910
Total current assets	454,523	458,401
Property, plant and equipment, net of accumulated depreciation	179,611	176,916
Investments in unconsolidated joint ventures	18,324	16,183
Deferred income taxes	6,008	14,634
Goodwill	237,107	208,431
Other intangible assets, net of amortization	160,278	136,676
Asbestos-related insurance receivables	63,511	41,295
Other long-term assets	5,772	3,964
Total assets	$1,125,134	$1,056,500
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$36,116	$28,379
Accrued employee benefits and compensation	39,394	28,953
Accrued income taxes payable	6,408	10,921
Current portion of long-term debt	—	3,653
Current portion of lease obligations	579	350
Current portion of asbestos-related liabilities	5,682	7,099
Other accrued liabilities	25,629	21,830
Total current liabilities	113,808	101,185
Borrowings under credit facility	130,982	235,877
Long-term lease obligations	5,873	4,993
Pension liability	8,720	8,501
Retiree health care and life insurance benefits	1,685	1,992
Asbestos-related liabilities	70,500	44,883
Non-current income tax	12,823	6,238
Deferred income taxes	10,706	13,883
Other long-term liabilities	3,464	3,162
Shareholders’ Equity
Capital Stock - $1 par value; 50,000 authorized shares; 18,255 and 18,021 shares outstanding	18,255	18,021
Additional paid-in capital	128,933	118,678
Retained earnings	684,540	591,349
Accumulated other comprehensive loss	(65,155)	(92,262)
Total shareholders' equity	766,573	635,786
Total liabilities and shareholders' equity	$1,125,134	$1,056,500

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, certain impairments, environmental accrual adjustments, acquisition and related integration costs, non-recurring tax charges, asbestos-related charges, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the fourth quarter and full year:

	2017		2016
Earnings per diluted share	Q4	YTD	Q4	YTD
GAAP earnings per diluted share	$0.37	$4.34	$0.65	$2.65

Restructuring, severance, impairment and other related costs	0.03	0.13	0.02	0.04
Acquisition and related integration costs	0.02	0.11	0.12	0.13
Tax expense primarily related to U.S. tax reform	0.69	0.69	—	—
Tax expense related to repatriation of earnings from prior years	—	—	—	0.49
Asbestos-related charges	0.12	0.12	—	—
Environmental accrual adjustment	—	—	—	(0.03)
Purchase accounting inventory adjustment	—	0.05	0.03	0.03
Loss (gain) on sale of long-lived assets	—	(0.19)	—	0.01
Total discrete items	$0.86	$0.91	$0.17	$0.67
Earnings per diluted share adjusted for discrete items	$1.23	$5.25	$0.82	$3.32

Acquisition intangible amortization	0.13	0.51	0.12	0.40

Adjusted earnings per diluted share	$1.36	$5.76	$0.94	$3.72

Reconciliation of GAAP net income to adjusted EBITDA for the fourth quarter and full year*:

	2017		2016
(amounts in millions)	Q4	YTD	Q4	YTD
Net income	$7.0	$80.5	$11.9	$48.3

Interest expense, net	1.3	6.1	0.9	3.9
Income tax expense	13.5	52.5	4.8	34.0
Depreciation	7.6	29.3	7.0	26.6
Amortization	3.8	14.8	3.2	11.2
Tax items	—	—	—	0.8
Environmental accrual adjustment	—	—	—	(0.9)
Restructuring, severance, impairment and other related costs	0.8	3.6	0.6	1.3
Acquisition and related integration costs	0.7	3.2	3.4	3.8
Asbestos-related charges	3.4	3.4	—	—
Loss (gain) on sale of long-lived assets	—	(5.3)	—	0.2
Purchase accounting inventory adjustment	—	1.6	0.9	0.9
Adjusted EBITDA	$38.1	$189.7	$32.7	$130.1

*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the fourth quarter and full year*:

	2017		2016
Operating margin	Q4	YTD	Q4	YTD
GAAP operating margin	9.1%	15.9%	10.3%	12.8%

Environmental accrual adjustment	—%	—%	—%	(0.1)%
Restructuring, severance, impairment and other related costs	0.4%	0.4%	0.3%	0.2%
Acquisition and related integration costs	0.3%	0.4%	2.0%	0.6%
Asbestos-related charges	1.6%	0.4%	—%	—%
Loss (gain) on sale of long-lived assets	—%	(0.6)%	—%	—%
Purchase accounting inventory adjustment	—%	0.2%	0.5%	0.1%
Total discrete Items	2.3%	0.8%	2.8%	0.8%
Operating margin adjusted for discrete items	11.4%	16.7%	13.1%	13.6%

Acquisition intangible amortization	1.8%	1.8%	1.7%	1.6%

Adjusted operating margin	13.2%	18.5%	14.8%	15.2%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2017 fourth quarter:

Guidance Q4 2017
GAAP earnings per diluted share	$1.18 - $1.28

Discrete items	$0.04

Acquisition intangible amortization	$0.13

Adjusted earnings per diluted share	$1.35 - $1.45

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 first quarter:

Guidance Q1 2018
GAAP earnings per diluted share	$1.15 - $1.30

Discrete items	$0.01

Acquisition intangible amortization	$0.14

Adjusted earnings per diluted share	$1.30 - $1.45

CONTACT:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorp.com
http://www.rogerscorp.com